EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  PURSUANT TO THE NOTE PURCHASE AGREEMENT, THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE 1933 ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ONSTREAM MEDIA CORPORATION

INFINITE CONFERENCING, INC.

ENTERTAINMENT DIGITAL NETWORK, INC.

AV ACQUISITION, INC.

ONSTREAM CONFERENCING CORPORATION

MEDIA ON DEMAND

HOTEL VIEW CORPORATION

OSM ACQUISITION INC.

AUCTION VIDEO JAPAN, INC.

SENIOR SECURED NOTE

No. 1	$800,000
New York, New York	March 18, 2013

FOR VALUE RECEIVED, Onstream Media Corporation, a Florida corporation, Infinite Conferencing, Inc., a Florida corporation, Entertainment Digital Network, Inc., a Florida corporation, AV Acquisition, Inc., a Florida corporation, Onstream Conferencing Corporation, a Florida corporation, Media On Demand, Inc., a Florida corporation, Hotel View Corporation, a Florida corporation, OSM Acquisition Inc., a Delaware corporation, and Auction Video Japan, Inc., a Tokyo-Japan corporation (collectively, the “Company”), as co-borrowers, hereby promise to pay to Sigma Opportunity Fund II, LLC, located at 800 Third Avenue, New York, NY 10022, or its registered permitted assigns (the “Holder”), or order, the principal sum of up to Eight Hundred Thousand dollars ($800,000) or such lesser amount that is due hereunder, on the Maturity Date, and to pay interest on the unpaid principal balance hereof at the Applicable Rate from the date hereof until the same becomes due and payable, whether at maturity or upon acceleration or otherwise.  Any amount, including, without limitation, principal of or interest on this Note, that is payable under this Note and that is not paid when due shall bear interest at the Default Rate from the due date thereof until the same is paid (“Default Interest”).  The initial advance made by Holder to the Company shall be $600,000 (the “Initial Advance”).  The Initial Advance shall be payable to the Company on the Issuance Date.  Holder will advance an additional $200,000 to the Company so long as the conditions set forth in Section 1.12 of this Note are satisfied.  Principal shall be due and payable on the last day of each month (commencing on June 30, 2013) as provided in the attached amortization schedule.  Regular interest shall accrue (based on actual advances made by Holder hereunder less principal payments made by the Company hereunder) and be payable monthly in arrears on the last day of each month commencing on April 30, 2013.

This Note may be prepaid by the Company at any time, provided, however, that if the Note is prepaid during the twelve (12) months immediately following the Issuance Date, the Company shall pay Holder a cash amount equal to an additional 90-days of interest on the then outstanding principal on this Note (the “Additional Interest”) as of such prepayment date.  No Additional Interest, other than any accrued or unpaid interest, shall be payable in respect of any prepayment made after the twelve (12) month anniversary of the Issuance Date.

Upon the occurrence of a transaction specified in clause (i) of the definition of Repayment Event, the Company shall pay the lesser of the principal then outstanding under this Note or 25% of the aggregate gross proceeds received by the Company in connection with such transaction, applied first toward repayment of interest and then toward principal on this Note. Upon the occurrence of a transaction specified in clause (ii) of the definition of Repayment Event, the Company shall pay the lesser of the principal then outstanding under this Note or 50% of the aggregate gross proceeds received by the Company in connection with such transaction (the latter reduced by any amounts previously repaid as a result of a transaction specified in clause (i) of the definition of Repayment Event), applied first toward repayment of interest and then toward principal on this Note.  Upon the occurrence of a transaction specified in clause (iii) of the definition of Repayment Event, the Company shall pay all of the outstanding principal and interest on the Note due as of the date of such transaction.

All cash payments under this Note shall be made in lawful money of the United States of America and shall be made by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Certain capitalized terms used in this Note are defined in Article III of this Note.

The obligations of the Company under this Note shall rank in right of payment and in all other respects senior to all current and future obligations of the Company for borrowed money or the purchase price of property, other than the Senior Debt.  This Note is issued pursuant to the Note Purchase Agreement and the Holder of this Note and this Note are subject to the terms and entitled to the benefits of the Note Purchase Agreement and the other Transaction Documents.  This Note is securitized against 100% of the assets of the Company and its Subsidiaries pursuant to the Security Agreement and subject to priority claims on such assets held by the holders of the Senior Debt as well as the terms of certain Intercreditor Agreements entered into between the Company, the Holder and the holders of the Senior Debt.

The following terms shall apply to this Note:

ARTICLE I

CERTAIN COVENANTS

Until this Note is repaid or otherwise satisfied:

1.1

Limitations on Certain Indebtedness.  The Company will not itself, and will not permit any Subsidiary to, create, amend, assume, incur, suffer to exist or in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction (all of which are referred to herein as “incurring”), any Indebtedness other than Permitted Indebtedness.

1.2

Payment of Obligations.  The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, subject to the terms and conditions of the Note Purchase Agreement, all their respective material obligations and liabilities as they become due, and shall not accelerate in any material respect the payment of any such obligations or liabilities, except where the same may be contested in good faith by appropriate proceedings and the Company shall have established adequate reserves therefor on its books.

1.3

Maintenance of Property; Insurance.  (a) The Company will keep, and will cause each Subsidiary to keep, all property which, in the reasonable business judgment of the Company, is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)

The Company will maintain, and will cause each Subsidiary to maintain insurance in at least such amounts and against such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties.

1.4

Conduct of Business and Maintenance of Existence.   The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not have a material adverse effect on (i) the business, properties, operations, financial condition or results of operation of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to pay and perform its obligations under the Transaction Documents.

1.5

Compliance with Laws.  The Company will comply, and will cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except where compliance therewith is contested in good faith by appropriate proceedings or where the failure to so comply could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

1.6

Investment Company Act.  The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

1.7

Limitations on Asset Sales, Liquidations, Etc.; Certain Matters.

The Company shall not:

(a)

sell, convey, lease, license or otherwise dispose of the assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice or in compliance with the occurrence of a Repayment Event; or

(b)

liquidate, dissolve or otherwise wind up the affairs of the Company or any Subsidiary.

1.8

Limitation on Certain Issuances.  Beginning as of the date of this Note and so long as the Note is outstanding, the Company shall not, and shall cause each Subsidiary not to, without the prior written consent of Holder, issue or sell or agree to issue or sell any debt securities (other than Permitted Indebtedness).

1.9

Limitations on Liens.  The Company will not itself, and will not permit any Subsidiary to, create, assume or suffer to exist any mortgage, lien, pledge, security interest or other charge or encumbrance (including, without limitation, the lien or retained security title of a conditional vendor), all of which are referred to below as “liens”, upon all or any part of its property of any character, whether owned at the date hereof or thereafter acquired, except:

(a)

liens upon any property of any Subsidiary or Subsidiaries as security for indebtedness owing by such Subsidiary to the Company;

(b)

liens securing this Note;

(c)

liens existing on the Issuance Date and listed in Schedule 4(r) to the Note Purchase Agreement; and

(d)       Permitted Liens.

1.10

Transactions with Affiliates.  The Company will not pay, and will not permit any Subsidiary, directly or indirectly, to pay, any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Company other than the Company or the Subsidiaries.

1.11

Notice of Defaults.  The Company shall notify the Holder promptly, but in any event not later than five business days after the Company becomes aware of the fact, of any failure by the Company to comply with this Article I.

1.12

Conditional Funding.

(a)

So long as there exists no uncured Event of Default, and the Company has not incurred any additional Indebtedness since the Issuance Date (other than advances received by the Company against accounts receivable from Thermo Credit LLC pursuant to that certain Amended and Restated Loan Agreement, dated December 27, 2011, or any successor agreement entered into on materially the same terms and other than the Tonaquint Financing) that requires a principal payment prior to the date that is three (3) months after the Maturity Date, the Holder will advance an additional $200,000 (the “Additional Advance”) to the Company within five (5) Business Days of receipt of (i) written notice from the Company advising that the Company has satisfied the financial requirements set forth in either of paragraphs (b) (Test I) or (c) (Test II) below, and (ii) such backup materials as are reasonably necessary to the understanding of such calculations by the Company no later than August 31, 2013 and January 15, 2014, respectively.  Notwithstanding the foregoing, if the Holder disagrees with the Company’s calculations, then the Holder shall notify the Company of such within five (5) Business Days of its receipt of written notice from the Company.  The Company and Holder shall use reasonable good faith efforts to resolve any differences until such time as the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2013 (the “Form 10-Q”) and its Annual Report on Form 10-K for the period ended September 30, 2013, respectively (the “Form 10-K”), with the Securities and Exchange Commission.  At such time, calculations shall be made based upon the financial statements included in the Company’s Form 10-Q or Form 10-K (but subject to paragraph 1.12(d) below) and shall be conclusive and binding upon the Company and Holder; provided, however, that if the Company does not timely file a Form 10-Q or Form 10-K, a final determination of the Company’s compliance with either of paragraphs (b) or (c) below shall be made at the reasonable discretion of Holder.  Any Additional Advance shall be repaid by the Company as the final payment of principal due hereunder.

(b)

“Test I” shall mean, during the period commencing April 1, 2013 through June 30, 2013, the Company (on a consolidated basis), as determined in accordance with GAAP (but subject to paragraph 1.12(d) below), shall have (i) aggregate revenues of at least $4,572,000, (ii) cash flow from operations of at least $689,000, and (iii) timely made all payments of principal and interest according to the debt schedule attached hereto as Schedule 1.12, as may be amended, in writing from time to time, by the Company and Holder during the aforementioned period.

(c)

“Test II” shall mean, during the period commencing April 1, 2013 through September 30, 2013, the Company (on a consolidated basis), as determined in accordance with GAAP (but subject to paragraph 1.12(d) below), shall have (i) aggregate revenues of at least $8,838,000, (ii) cash flow from operations of at least $1,233,000, and (iii) timely made all payments of principal and interest according to the debt schedule attached hereto as Schedule 1.12, as may be amended, in writing, from time to time by the Company and Holder during the aforementioned period.

(d)

For purposes of this Section 1.12, cash flow from operations shall be computed on a basis consistent with the attached Schedule 1.12 in that it is before capital expenditures (including capitalized software development costs) and debt service (including interest expense), as well as before changes in current assets and liabilities other than cash (also known as cash provided (used) by AP and AR).

ARTICLE II

EVENTS OF DEFAULT

2.1

If any of the following events of default (each, an “Event of Default”) shall occur:

(a)

Failure to Pay Principal, Interest, Etc.  The Company fails to pay any principal or interest or other amount when due hereunder, whether at maturity, upon acceleration or otherwise, as applicable, and such breach continues for a period of five business days after written notice thereof to the Company from the Holder; or

(b)

Conversion and the Shares.  The Company fails to issue or cause to be issued shares of Common Stock to the Holder upon exercise of the conversion rights of the Holder within three Business Days after the due date therefor in accordance with the terms of this Note or fails to transfer any certificate for any such shares of Common Stock as and when required by this Note and the Note Purchase Agreement, as the case may be and either of such breaches continues for a period of ten business days after written notice thereof to the Company from the Holder; or

(c)

Breach of Certain Covenants.  The Company fails to comply with Section 1.1, 1.7 or 1.8, and such breach continues for a period of ten business days after written notice thereof to the Company from the Holder; or

(d)

Breach of Other Covenants.  The Company fails to comply in any material respect with any other provision of Article I of this Note (other than Section 1.1, 1.7 or 1.8) or breaches in any material respect any other covenant or other term or condition of this Note or any of the other Transaction Documents (other than as specifically provided in clauses (a) and (b) of this Section 2.1), and such breach continues for a period of fifteen calendar days after written notice thereof to the Company from the Holder; or

(e)

Breach of Representations and Warranties.  Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto (or pursuant to any Transaction Documents) shall be false or misleading in any material respect when made; or

(f)

Certain Voluntary Proceedings.  The Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors; or

(g)

Certain Involuntary Proceedings.  An involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain unbounded, undismissed and unstayed for a period of 60 consecutive days; or

(h)

Judgments and Governmental Actions.  Any court of competent jurisdiction or any governmental authority shall enter one or more final non-appealable judgments against the Company or any Subsidiary or any of their respective properties or other assets, which find the Company or any Subsidiary liable for any damages or past due unpaid liabilities, including in respect of any unpaid taxes, including federal or state income, sales, use or other taxes, in an aggregate amount in excess of $100,000 not covered by insurance, and such judgment(s) remain unpaid for a period exceeding 15 days; or

(i)

Default Under Other Agreements. The Company or any Subsidiary shall default (after notice of default and lapse of any applicable grace period) on any of its obligations under any material mortgage, loan, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement; or

(j)

Fundamental Change.  A Fundamental Change shall have occurred;

then, upon the occurrence and during the continuation of any Event of Default specified in clause (a), (b),(c), (d), (e), (h), (i) or (j) of this Section 2.1, at the option of the Holder, and upon the occurrence of any Event of Default specified in clause (f) or (g) of this Section 2.1: (A) the Company shall pay to the Holder an amount equal to the outstanding principal amount of this Note plus accrued and unpaid interest on such principal amount to the date of payment plus accrued and unpaid Default Interest, if any, thereon at the rate provided in this Note to the date of payment, (B) all other amounts payable hereunder or under any of the other Transaction Documents shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and (C) the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including any rights and remedies provided for in this Note and/or in any other Transaction Document.

ARTICLE III

DEFINITIONS

3.1

Certain Defined Terms.  (a) All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Note.

(b)

The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Rate” means seventeen (17%) percent per annum.  If an Event of Default shall occur, then so long as any Event of Default shall continue, the Applicable Rate shall be the Default Rate (or, in any case, such lesser rate as shall be the highest rate permitted by applicable law).

“Board of Directors” means the Board of Directors of the Company or a Subsidiary, as applicable.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Common Stock” means the common stock, par value $.0001 per share, of Onstream Media Corporation.

“Company” shall have the meaning provided in the first paragraph of this Note.

“Conversion Amount” shall mean (i) the final $50,000 principal amount due hereunder or (ii) if, as of the Conversion Date, Holder shall have made an Additional Advance to the Company pursuant to Section 1.12 of this Note, the final $250,000 principal amount due hereunder.

“Conversion Date” means the date on which a Conversion Notice is given in accordance with Section 4.2.

“Conversion Notice” shall have the meaning provided in Section 4.1.

“Conversion Period” shall have the meaning provided in Section 4.1.

“Conversion Shares” shall have the meaning provided in Section 4.1.

“Conversion Price” shall mean $1.00 per share (subject to adjustment for any reorganizations, stock splits, stock dividends, or other similar transactions occurring after the Issuance Date), subject to the provisions of Section 5(k) of the Note Purchase Agreement.

“Default Interest” shall have the meaning provided in the first paragraph of this Note.

“Default Rate” means twenty-two (22%) percent per annum (or such lesser rate as shall be the highest rate permitted by applicable law).

“Event of Default” shall have the meaning provided in Section 2.1.

“Fundamental Change” means

(a)

Any consolidation or merger of any entity comprising the Company or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Company or a wholly-owned Subsidiary), or the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise), where the stockholders of any entity comprising the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation, merger or other transaction immediately following such transaction; or the sale of all or substantially all of the assets of the Company or the Subsidiaries in a single transaction or a series of related transactions; or

(b)

The acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Company representing 51% or more of the (i) combined voting power of the outstanding voting securities of the Company ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors or (ii) fully diluted shares of Common Stock.

“Generally Accepted Accounting Principles” or “GAAP” for any Person means the generally accepted accounting principles and practices applied by such Person from time to time in the preparation of its audited financial statements.

“Holder” shall have the meaning provided in the first paragraph of this Note.

“Indebtedness” as used in reference to any Person means all indebtedness of such Person for borrowed money, the deferred purchase price of property, goods and services (other than traditional trade payment terms up to ninety days or longer than ninety days, if consistent with past practice with respect to a particular supplier or vendor) and obligations under leases which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such Person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such Person, although such Person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such Person.

“Issuance Date” means March 18, 2013.

“Maturity Date” means the earlier of (i) December 31, 2014, or (ii) the occurrence of a Repayment Event which results in the repayment of all of the issued and outstanding principal and interest on this Note, or (iii) the sale of all or substantially all of the business of the Company.

“1933 Act” means the Securities Act of 1933, as amended.

“Note” means this instrument as originally executed, or if later amended or supplemented in accordance with its terms, then as so amended or supplemented.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 18, 2013, by and between the Company and the Holder.

“Permitted Indebtedness” means

(1)

Indebtedness outstanding on the Issuance Date prior to issuance of this Note on the terms existing on the Issuance Date and listed on Schedule 4(l) to the Note Purchase Agreement;

(2)

Indebtedness evidenced by the Note;

(3)

Indebtedness incurred after the Issuance Date which is unsecured, subordinated to this Note as to payment and would not impair the Company’s ability to make payment on this Note pursuant to its terms;

(4)

endorsements for collection or deposit in the ordinary course of business; or

(5)

in the case of any Subsidiary, Indebtedness owed by such Subsidiary to the Company; or

(6)

an increase in the Indebtedness secured by the accounts receivable of the Company and/or its Subsidiaries, provided such increase is on comparable terms (other than the maximum borrowing limit) to that certain Amended and Restated Loan Agreement, dated December 27, 2011 with Thermo Credit, LLC; or

(7)

the Tonaquint Financing.

so long as at the time of incurrence of such Indebtedness no Event of Default has occurred and is continuing or would result from such incurrence and no event which, with notice or passage of time, or both, would become an Event of Default has occurred and is continuing or would result from such incurrence and so long as in the case of such Indebtedness referred to in the preceding clause (3) and (4), inclusive, such Indebtedness shall have been approved by the Board of Directors prior to the incurrence thereof.

“Permitted Lien” means the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; or (b) liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ Liens, and other similar liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

“Person” means any natural person, corporation, partnership, limited liability company, trust, incorporated organization, unincorporated association or similar entity or any government, governmental agency or political subdivision.

“Repayment Event” means the date on which the Company or any Subsidiary receives proceeds from the sale of a business unit and/or in connection with the issuance of additional equity, debt or convertible debt capital in the aggregate amount (calculated on an aggregate basis commencing on the Issuance Date) of (i) between $500,000 and $1 million after the Issuance Date, or (ii) greater than $1 million and up to $2 million after the Issuance Date, or (iii) greater than $2 million after the Issuance Date. For purposes of this paragraph, advances received by the Company against accounts receivable from Thermo Credit LLC pursuant to that certain Amended and Restated Loan Agreement, dated December 27, 2011, or any successor agreement entered into on materially the same terms, shall not be counted as proceeds. For purposes of this paragraph, the Tonaquint Financing will not be counted as proceeds.

“Security Agreement” means the Security Agreement, dated March 18, 2013, by and between the Company and the Holder.

“Senior Debt” means (i) the indebtedness owing to Rockridge Capital Holdings, LLC pursuant to that certain Note and Stock Purchase Agreement, dated as of April 14, 2009, as amended, and (ii) indebtedness owing to Thermo Credit LLC pursuant to that certain Amended and Restated Loan Agreement, dated December 27, 2011, or any successor agreement entered into on comparable terms, which outstanding balance may vary from time to time, up to the maximum borrowing availability under that agreement.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company or any other entity that the Company effectively controls, directly or indirectly, through ownership, rights, agreements or otherwise.

“Tonaquint Financing” means that certain subordinated financing in the gross amount of $330,000 on materially the terms set forth in the term sheet dated March 1, 2013 signed by the Company and Tonaquint, Inc. but has not been funded to the Company as of the Issuance Date, or any replacement financing on materially the same terms.

“Transaction Documents” has the meaning provided in the Note Purchase Agreement.

ARTICLE IV

CONVERSION

4.1

Right to Convert.  Subject to and upon compliance with the provisions of this Note, the Holder shall have the right, at the Holder's option, at any time prior to the repayment in full of all obligations owing hereunder (the “Conversion Period”), to convert all or a portion of the Conversion Amount into that number of  fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) (the “Conversion Shares”) obtained by dividing the Conversion Amount being converted by the Conversion Price in effect on the applicable Conversion Date, by giving written notice to the Company in the manner provided in Section 4.2 (a “Conversion Notice”).  Holder may deliver no more than one (1) Conversion Notice each month for up to a maximum of three (3) months during the Conversion Period.

4.2

Exercise of Conversion Privilege; Issuance of Common Stock on Conversion.

(a)

In order to exercise the conversion privilege with respect to this Note, the Holder shall deliver a Conversion Notice to the Company.  As promptly as practicable, but in no event later than three Business Days after a Conversion Notice is given, the Company shall issue and shall deliver to the Holder or the Holder's designee the number of Conversion Shares issuable pursuant to Section 4.1 of this Note.  Conversion of this Note shall be deemed to have been effected on the Conversion Date and the person in whose name any certificate or certificates for Conversion Shares shall be issuable upon such conversion shall be deemed to have become on such Conversion Date the holder of record of the shares represented thereby; provided, however, that if a Conversion Date is a date on which the stock transfer books of the Company shall be closed such conversion shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open.

(b)

If the Holder shall have given a Conversion Notice in accordance with the terms of this Note, the Company's obligation to issue and deliver the certificates for Conversion Shares shall be absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Company to pursue any such claim in any other manner permitted by applicable law.

(c)

If in any case the Company shall fail to issue and deliver the Conversion Shares to the Holder in connection with a particular conversion of this Note within three Business Days after the Holder gives the Conversion Notice for such conversion, in addition to any other liabilities the Company may have hereunder and under applicable law, the Company shall pay or reimburse the Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by the Holder as a result of such failure.

ARTICLE V

MISCELLANEOUS

5.1

Failure or Indulgency Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2

Notices.  Except as otherwise specifically provided herein, any notice herein required or permitted to be given shall be in writing and may be personally served, sent by telephone line facsimile transmission or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served, sent by telephone line facsimile transmission or sent by courier or five days after being deposited in the facilities of the United States Postal Service, certified, with postage pre-paid and properly addressed, if sent by mail.  For the purposes hereof, the address and facsimile line transmission number of the Holder shall be as furnished by the Holder for such purpose and shown on the records of the Company; and the address of the Company shall be 1291 SW 29th Avenue, Pompano Beach, Florida 33069, Attention: Chief Executive Officer (telephone line facsimile transmission number (954) 917-6660)).  The Holder or the Company may change its address for notice by service of written notice to the other as herein provided.

5.3

Amendment, Waiver, Etc.  Neither this Note nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company and the Holder of this Note.

5.4

Assignability. This Note shall be binding upon the Company and its successors, and shall inure to the benefit of and be binding upon the Holder and its successors and permitted assigns.  The Company shall not assign its rights or obligations under this Note without the prior written consent of the Holder.

5.5

Certain Expenses. The Company shall pay on demand all expenses incurred by the Holder, including reasonable attorneys' fees and expenses, as a consequence of, or in connection with (x) any amendment or waiver of this Note or any other Transaction Document, (y) any default or breach of any of the Company’s obligations set forth in the Transaction Documents and (z) the enforcement or restructuring of any right of, including the collection of any payments due, the Holder under the Transaction Documents, including any action or proceeding relating to such enforcement or any order, injunction or other process seeking to restrain the Company from paying any amount due the Holder.

5.6

Governing Law, Forum Selection, Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard or giving effect to the principles of conflicts of law thereof.

5.7

Transfer of Note and Noteholder Payment Amount.  This Note has not been and is not being registered under the provisions of the 1933 Act or any state securities laws and this Note may not be transferred unless the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the 1933 Act.

5.8

Enforceable Obligation. The Company represents and warrants that this Note is an enforceable obligation of the Company which is not subject to any offset, reduction, counterclaim or disallowance of any sort.

5.9

Note Register; Replacement of Note. The Company shall maintain a register showing the name, address and telephone line facsimile numbers of the Holder.  The Company shall also maintain a facility for the registration of transfers of this Note and at which this Note may be surrendered for split up into instruments of smaller denominations or for combination into instruments of larger denominations.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory in form to the Company (and without the requirement to post any bond or other security) or (b) in the case of mutilation, upon surrender and cancellation of this Note, the Company will execute and deliver to the Holder a new Note of like tenor without charge to the Holder.

5.10

Waiver of Presentment.  The Company hereby waives presentment for payment, demand, protest and notice of any kind.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer as of the day and in the year first above written.

ONSTREAM MEDIA CORPORATION.

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

INFINITE CONFERENCING, INC.

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

ENTERTAINMENT DIGITAL NETWORK, INC.

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

AV ACQUISITION, INC.

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

ONSTREAM CONFERENCING CORPORATION

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

MEDIA ON DEMAND

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

HOTEL VIEW CORPORATION

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

OSM ACQUISITION INC.

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

AUCTION VIDEO JAPAN, INC.

By: /s/ Randy Selman

      Name: Randy Selman

      Title: President

[Note Signature Page]

ASSIGNMENT

For value received _________________________ hereby sell(s), assign(s) and transfer(s) unto ______________________________ (Please insert social security or other Taxpayer Identification Number of assignee:  ______________________________) the within Note, and hereby irrevocably constitutes and appoints _________________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NAME:

Signature(s)

Amortization Schedule

a.

Amortization Schedule - $600,000 Principal Outstanding

Date	Interest Amount	Advisory Fee	Principal Amount	Total Amount
April 30, 2013	$12,133	$5,000		$17,133
May 31, 2013	$8,500	$5,000		$13,500
June 30, 2013	$8,500	$5,000	$7,000	$20,500
July 31, 2013	$8,401	$5,000	$12,000	$25,401
August 31, 2013	$8,231		$12,000	$20,231
September 30, 2013	$8,061		$12,000	$20,061
October 31, 2013	$7,891		$22,000	$29,891
November 30, 2013	$7,579		$22,000	$29,579
December 31, 2013	$7,268		$22,000	$29,268
January 31, 2014	$6,956		$22,000	$28,956
February 28, 2014	$6,644		$22,000	$28,644
March 31, 2014	$6,333		$22,000	$28,333
April 30, 2014	$6,021		$35,000	$41,021
May 31, 2014	$5,525		$35,000	$40,525
June 30, 2014	$5,029		$35,000	$40,029
July 31, 2014	$4,533		$40,000	$44,533
August 31, 2014	$3,967		$40,000	$43,967
September 30, 2014	$3,400		$40,000	$43,400
October 31, 2014	$2,833		$50,000	$52,833
November 30, 2014	$2,125		$50,000	$52,125
December 18, 2014	$1,417		$100,000	$101,417
Total For Period	$131,345	$20,000	$600,000	$751,345

b.

Amortization Schedule - As If (up to) $800,000 Principal Outstanding

Date	Interest Amount	Advisory Fee	Principal Amount	Total Amount
April 30, 2013	$16,177	$5,000		$21,177
May 31, 2013	$11,333	$5,000		$16,333
June 30, 2013	$11,333	$5,000	$7,000	$23,333
July 31, 2013	$11,234	$5,000	$12,000	$28,234
August 31, 2013	$11,064		$12,000	$23,064
September 30, 2013	$10,894		$12,000	$22,894
October 31, 2013	$10,724		$22,000	$32,724
November 30, 2013	$10,413		$22,000	$32,413
December 31, 2013	$10,101		$22,000	$32,101
January 31, 2014	$9,789		$22,000	$31,789
February 28, 2014	$9,478		$22,000	$31,478
March 31, 2014	$9,166		$22,000	$31,166
April 30, 2014	$8,854		$35,000	$43,854
May 31, 2014	$8,358		$35,000	$43,358
June 30, 2014	$7,863		$35,000	$42,863
July 31, 2014	$7,367		$40,000	$47,367
August 31, 2014	$6,800		$40,000	$46,800
September 30, 2014	$6,233		$40,000	$46,233
October 31, 2014	$5,667		$50,000	$55,667
November 30, 2014	$4,958		$50,000	$54,958
December 18, 2014	$4,250		$300,000	$304,250
Total For Period	$192,056	$20,000	$800,000	$1,012,056

The above schedule assumes that the additional $200,000 is funded at the same time as the initial $600,000, which will not be the case although the actual funding date of the additional $200,000 is not known at this time. The above schedule will be modified to reflect the actual funding date of the additional $200,000, and the resulting changes in the interest and/or principal payments, and a copy provided to Company and Holder and made a part of this Note.